CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent registered public accounting firm" and to the inclusion in this Amendment No. 2 to the Preliminary Offering Circular Form 1-A/A of our auditors' report dated February 22, 2023, relating to the carve-out financial statements of the DMT Program of Algernon Pharmaceuticals Inc. for the years ended August 31, 2022 and 2021, our auditors' report dated February 22, 2023, relating to the financial statements of Algernon NeuroScience Inc. as of December 19, 2022 and for the period from incorporation to December 19, 2022, appearing in the Amendment No. 2 to the Preliminary Offering Circular Form 1-A/A.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

February 23, 2023